For Immediate Release

Contacts:

Tracy Staniland	Peter Cauley	Stephen Greene
Director of Marketing	Chief Financial Officer	Brodeur Worldwide
DataMirror Corporation	DataMirror Corporation	617-587-2872
905-415-0310 ext. 274	905-415-0310 ext. 271	sgreene@brodeur.com
tstaniland@datamirror.com	pcauley@datamirror.com

Booth #232

DataMirror is IBM TotalStorage™ Proven;

Offers Enhanced Resiliency for SAN Environments

DataMirror iCluster™ Provides Maximum Storage Resiliency

and ROI for IBM iSeries Customers

COMMON SPRING 2003, INDIANAPOLIS, IN – (March 10th, 2003) – DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of enterprise application integration and resiliency solutions, today announced that its iCluster software has successfully completed interoperability testing with IBM’s TotalStorage Enterprise Storage Server (ESS) products and has earned IBM TotalStorage Proven status. DataMirror iCluster for IBM ESS extends the proven capabilities of iCluster to enable the highest possible levels of data and application availability for Storage Area Networks (SANs) running on IBM iSeries and ESS systems.

“iCluster for IBM ESS provides customers with a pre-tested and proven resiliency solution that simplifies the adoption of IBM storage technology and accelerates ROI,” said Stewart Ritchie, Vice President, Sales, Americas and Asia Pacific, DataMirror. “DataMirror and IBM are working together as a part of IBM’s TotalStorage Proven program to increase customer satisfaction and promote greater interoperability.”

DataMirror iCluster complements IBM’s FlashCopy and Peer-to-Peer Remote Copy (PPRC) storage replication software, providing enhanced capabilities for achieving minimal downtime and workload balancing, as well as rapid recovery in the event of planned or unplanned system outage.  iCluster for IBM ESS can detect primary system failure and invoke operational switching for continuous 24/7 availability and application resiliency. Together, the IBM and DataMirror solutions provide superior availability at the storage level, system level and application level.

“By leveraging complementary IBM and DataMirror solutions, iSeries customers can build the resilient infrastructures they need to achieve business success. Customers can look towards smoother, reliable implementations, leading to reduced sales cycles and ultimately increasing customer satisfaction,” said Kathleen Smith, Vice President, Storage Solutions for IBM’s Storage Systems Group.

DataMirror is an IBM High Availability Business Partner, a Cluster Middleware Business Partner and an All Star Partner in Development. By leveraging the power of complementary IBM and DataMirror solutions, customers can rapidly implement a comprehensive and cohesive high availability solution without the costs associated with custom programming. Customers on iSeries benefit from DataMirror's extensive high availability expertise, services and global support, as well DataMirror’s strong relationship with IBM.

About the IBM TotalStorage Proven Program

The IBM TotalStorage Proven Program builds on IBM’s already extensive interoperability efforts to develop and deliver products and solutions that work together with third party products. The program identifies storage solutions and configurations for customers that have been pre-tested for interoperability, helping to provide faster and more reliable installations for customers. The TotalStorage Proven Program supports the ability of Independent Software Vendors (ISVs) to build high-quality solutions with the latest technology on leading storage platforms, as well as reduce solution design time when multiple, tested building blocks have already been pre-tested.

About DataMirror

DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of enterprise application integration and resiliency solutions, gives companies the power to manage, monitor and protect their corporate data in real-time. DataMirror’s comprehensive family of LiveBusiness™ solutions enables customers to easily and cost-effectively capture, transform and flow data throughout the enterprise. DataMirror unlocks the experience of now™ by providing the instant data access, integration and availability companies require today across all computers in their business.

1,700 companies have gone live with DataMirror solutions including Debenhams, Energis, GMAC Commercial Mortgage, the London Stock Exchange, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Toronto, Canada, and has offices around the globe. For more information, visit www.datamirror.com.

# # #

"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon on the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in the Company's Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. The Company disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2003 DataMirror Corporation. All rights reserved. DataMirror, iCluster, LiveBusiness and The experience of now are trademarks or registered trademarks of DataMirror Corporation. IBM, Enterprise Storage Server and TotalStorage are trademarks of International Business Machines Corporation. All other brand or product names are trademarks or registered trademarks of their respective companies.